Exhibit 10.1

November 7, 2006

Michael A. Tatoian

5 Muirkirk Court

Lake Saint Louis, MO 63367

Dear Mike:

I am pleased to convey an offer of employment to you. As you know, the position is Executive Vice President, Dover Motorsports, Inc. and the annual salary is $175,000, plus an annual performance bonus based upon established performance objectives being achieved. This offer of employment also includes 2 weeks paid vacation, medical, pension and other benefits applicable to like employees as well as relocation based on the current Company policy.

Your position is located in Dover, Delaware and you will report directly to the Chief Executive Officer.

You will be expected to devote your full business time and best efforts to the performance of your duties and responsibilities for the Company and to abide by Company policies and procedures. You agree that some restrictions on your activities are necessary to protect the goodwill and proprietary information and other legitimate interests of the Company. Accordingly, you will be required to execute the attached Agreement Respecting Employment. Our offer is contingent upon your execution of this Agreement and the successful completion of a pre-employment physical examination.

We are confident that you will make an outstanding contribution to the Company. Furthermore, we believe our offer represents an opportunity that will enhance your personal and professional objectives and will result in a mutually beneficial relationship. It is agreed, however, that neither this offer of employment nor its acceptance alter the fact that your employment will be “at-will” terminable by either party at any time for any reason. We do ask, however, that you give at least two (2) weeks’ notice if you decide to terminate your employment with us.

We would expect you to commence work on or about January 1, 2007. Please advise if this date is not convenient.

November 7, 2006

Page Two

Please signify your acceptance of this offer of employment by signing and returning one copy of this letter and the attachment. In accepting this offer, you represent that you have not relied upon any agreements or representations, written or oral, express or implied, with respect to your employment that are not expressly set forth in this letter. If you have any questions regarding the enclosed information or any part of this offer, please do not hesitate to call me at (302) 857-3200.

Sincerely,

Denis McGlynn

Chief Executive Officer

Accepted:	/s/ Michael A. Tatoian	Date: November 20, 2006
Michael A. Tatoian

AGREEMENT RESPECTING EMPLOYMENT

THIS AGREEMENT entered into this 20th day of November, 2006, by and between Dover Motorsports, Inc. (“Dover”), and Michael Tatoian (“You”),

WHEREAS, you are or will be employed by Company in a confidential relationship wherein you will have access to Dover’s confidential and proprietary information and property; and

WHEREAS, the Company has agreed to pay you certain compensation for services during your employment,

NOW, THEREFORE, it is agreed that:

1.	You agree to protect all of Dover’s Confidential Information as provided in this Agreement. Confidential Information shall include, but not be limited to, all material which is marked “Confidential”, “Copyright”, “Trademark”, “TM”, “®”, or by any similar mark or words. In addition, whether or not so marked, Confidential Information shall include, but not be limited to, all information that has not been made public concerning Dover’s business, including financial models and projections, customer and prospective customer names and lists, customer contracts, operational methods, organizational charts or other information of possible use by a competitor, consultant or search firm; proposals, concepts, skills, techniques, program outlines, marketing plans and strategies; and shall include the physical embodiment of such information, including but not limited to written, computer or video materials, audio-visual aids, customer lists, contracts, reports, formats, policies, manuals, memoranda and correspondence. References in this Agreement to Dover shall include all of its subsidiaries or affiliates.

2.	You shall not use or disclose any of Dover’s Confidential Information without Dover’s prior written permission, except for publicly available information that, when you received it, was generally well known to you and in Dover’s industry as evidenced by prior written materials or publications.

3.	You hereby irrevocably assign to the Company all right, title and interest in and to all Inventions created during the course or as a result of your employment by the Company. “Inventions” shall mean all discoveries, processes, designs, methods, technologies, devices, improvements in any of the foregoing or other work of any nature or description, whether or not subject to patent protection, trade secret protection or other appropriation by the Company and whether or not reduced to practice, that is made or conceived by you (whether solely or jointly with others) during the period of your employment with the Company which relate in any manner to the actual or demonstrably anticipated business of the Company, or result from or are suggested by any task assigned to you or any work performed by you for or on behalf of the Company.

4.	You agree that you shall not disclose to the Company, its employees, officers or agents, any confidential or proprietary information that you may have acquired from your previous employer(s).

5.	You recognize that in the highly competitive business in which the Company is engaged, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the business of the Company. Therefore, you agree that at all times during the term of your employment hereunder and for a period of one year after the termination of such employment, howsoever brought about, you will not, within a 150-mile radius of any area in which duties have, within the last two years, been assigned to you by the Company act as principal, agent, partner or employee of any corporation, partnership, association or other entity, engaged in the Company’s business.

6.	You further agree that for a period of one year after termination of your employment, you will not directly or indirectly: (i) attempt to contact, recruit or solicit any customers of Dover; (ii) enter into any agreement with any party to recruit or solicit such customers; (iii) request any customers of Dover to curtail or cancel their business with Dover; (iv) to induce any employee of Dover to leave Dover’s employment; (v) assist any other person or entity in requesting or inducing any such employee of Dover to join with you in any capacity, directly or indirectly; or (vi) disclose to anyone or publish or use any names of any customers of Dover or any proprietary, secret or confidential information of Dover.

7.	You agree to hold in confidence and not use for your own or other’s benefit, all confidential business information received from third parties doing business with the Company. You agree that if any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law.

8.	You agree that you will not, without the written permission of the Company, use Confidential Information for any purpose other than in the ordinary course of your employment. You represent that you have no obligations or commitments inconsistent with this Agreement, including but not limited to obligations or commitments to former employers. You agree to limit disclosure of Confidential Information only to those other employees of the Company who reasonably require such information in the ordinary course of employment. You shall not disclose the Confidential Information to any third party and shall use all reasonable safeguards to prevent the unauthorized disclosure of such Confidential Information.

9.	Upon termination of your employment with the Company, you agree to promptly return all materials containing Confidential Information including all extracts and copies thereof, to the Company.

10.	You agree, as a condition to continued employment, to read, become familiar with and commit in writing to abide by various Company policies, as they may be amended from time to time, many of which will be included in the Company’s Employee Handbook and its Code of Business Conduct. The Company also has a program that provides for a fair, timely, and cost-effective process for resolving employment disputes which may require your involvement in mediation or binding arbitration. You agree that, as a condition to employment, that you will execute the Company’s Employment Disputes Resolution Agreement.

11.	This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware, excluding the conflict of law principles thereof. Federal and State Courts within Delaware shall be the sole venue for resolution of any disputes arising under this Agreement.

12.	This Agreement, including any term hereof may be amended or terminated only in writing by the parties hereto.

13.	This Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

14.	All of the terms of this Agreement shall be binding upon the respective successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

15.	If any of the above provisions are violated, in whole or in part, the Company shall be entitled, upon application to any court of proper jurisdiction, to temporarily restrain and enjoin you from such violation without prejudice to any other remedies the Company may have at law or equity, with permanent relief to be handled under the terms of the Employment Disputes Resolution Agreement.

16.	You recognize that your employment with the Company is strictly “at-will” terminable by either party at any time.

Company: Dover Motorsports, Inc.

Employee:	/s/ Michael A. Tatoian	By:	/s/ Denis McGlynn
Date:	November 20, 2006	Date:	November 7, 2006